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                                                                    EXHIBIT 11


                       NATIONAL AUTO FINANCE COMPANY, INC.
                    Computation of Earnings per Common Share
                (Unaudited, in thousands, except per share data)

                                                           Three Months Ended
                                                                June 30,
                                                           ------------------
                                                            1998       1997
                                                           -------    -------
Average number of common shares outstanding .............    9,031      7,026

Common equivalent shares outstanding:

Stock options (1) .......................................       --         --
                                                           -------    -------

Total common and common equivalent shares outstanding ...    9,031      7,026
                                                           =======    =======

Net income (loss) attributed to common shareholders .....  $(4,330)   $   159
                                                           =======    =======

Loss per common share (basic and diluted) ...............  $ (0.48)   $  0.02
                                                           =======    =======

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(1)   Stock options are excluded from the computation of diluted loss per common share as the effect of such options would be anti-dilutive.